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                                                                     EX-99.B6(b)
                             ISI STRATEGY FUND, INC.
                   WILSHIRE INSTITUTIONAL STRATEGY FUND SHARES

                                     FORM OF
                             DISTRIBUTION AGREEMENT



                  AGREEMENT, made as of the ____ day of ___________, 19___, by and between ISI STRATEGY FUND, INC., a Maryland corporation (the "Fund"), and INTERNATIONAL STRATEGY & INVESTMENT GROUP INC., a Delaware corporation ("ISI").


                               W I T N E S S E T H


                  WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                  WHEREAS, the Fund wishes to appoint ISI as the exclusive distributor of the class of shares of the Fund known as the Wilshire Institutional Strategy Fund Shares (the "Shares") and ISI wishes to become the distributor of the Shares; and

                  NOW, THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

                  1. Appointment. The Fund appoints ISI as distributor for the Shares for the period and on the terms set forth in this Agreement. ISI accepts such appointment and agrees to render the services set forth herein.

                  2. Delivery of Documents. The Fund has furnished ISI with copies properly certified or authenticated, of each of the following:

                           (a) The Fund's Articles of Incorporation and all
amendments thereto (the "Articles of Incorporation");



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                           (b) The Fund's By-Laws and all amendments thereto
(such By- Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

                           (c) Resolutions of the Fund's Board of Directors
authorizing the appointment of ISI as the distributor of the Shares and approving this Agreement;

                           (d) The Fund's Notification of Registration filed
pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on _______________;

                           (e) The Fund's Registration Statement on Form N-1A
under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-__________) and under the 1940 Act (File No. 811-___________) as filed with the SEC on ________________ relating to the Fund, and all amendments thereto;
and

                           (f) The Fund's most recent prospectus for the Shares
(such prospectus and all amendments and supplements thereto are herein called "Prospectus").

                  The Fund will furnish ISI from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

                  3. Duties as Distributor. ISI agrees that all solicitations for subscriptions for Shares shall be made in accordance with the Fund's Articles of Incorporation and By-Laws, and its then current Registration Statement, Prospectus and Statement of Additional Information, and shall not at any time or in any manner violate any provisions of the laws of the United States or of any state or other jurisdiction in which solicitations are then being made. In carrying out its obligations hereunder, ISI shall undertake the following actions and responsibilities:

                           (a) receive orders for the purchase of Shares, accept
or reject such orders on behalf of the Fund in accordance with the currently effective Prospectus for the Shares and the Fund's Statement of Additional Information and transmit such orders as are so accepted to the Fund's transfer agent as promptly as possible;

                           (b) receive requests for redemption from holders of
Shares and transmit such redemption requests to the Fund's transfer agent as promptly as possible;

                           (c) respond to inquiries from the Fund's shareholders
concerning the status of their accounts with the Fund; and


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                           (d) take, on behalf of the Fund, all actions deemed
necessary to carry into effect the distribution of the Shares and perform such other administrative duties with respect to the Shares as the Fund's Board of Directors may require.

                  4. Distribution of Shares. ISI shall be the exclusive distributor of the Shares. It is mutually understood and agreed that ISI does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through ISI and securities dealers who have valid Agency Distribution Agreements with ISI. Notwithstanding the provisions of the foregoing sentence, the Fund may issue its Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

                  5. Control by Board of Directors. Any distribution activities undertaken by ISI pursuant to this Agreement, as well as any other activities undertaken by ISI on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement.

                  6. Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, ISI shall at all times conform to:

                           (a) all applicable provisions of the 1940 Act and any
rules and regulations adopted thereunder as amended;

                           (b) the provisions of the Registration Statement of
the Fund under the 1933 Act and the 1940 Act and any amendments and supplements thereto;

                           (c) the provisions of the Articles of Incorporation
of the Fund;

                           (d) the provisions of the By-Laws of the Fund;

                           (e) the rules and regulations of the National
Association of Securities Dealers, Inc. ("NASD") and all other self-regulatory organizations applicable to the sale of investment company shares; and

                           (f) any other applicable provisions of federal and
state law.

                  7. Expenses. The expenses connected with the Fund shall be allocable between the Fund and ISI as follows:

                           (a) ISI shall furnish, at its expense and without
cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

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                           (b) ISI shall bear the expenses of any promotional or
sales literature used by ISI or furnished by ISI to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing; and

                           (c) the Fund assumes and shall pay or cause to be
paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor; the charges and expenses of any registrar, custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel) except as provided in subparagraph (a) above, the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and Directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of Directors who are not "interested persons" of the Fund (as defined in the 1940 Act) or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Shares; charges and expenses of legal counsel, including counsel to the Directors who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and Directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

                  8. Delegation of Responsibilities. ISI may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and ISI's charge in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by ISI of any Fund expense that ISI is not required to pay or assume under this Agreement shall not relieve ISI of any of its obligations to the Fund or obligate ISI to pay or assume any similar Fund expense on any subsequent occasions.

                  9. Compensation. ISI shall receive no compensation for the services to be rendered and the expenses assumed by it pursuant to this Agreement.


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                  10. Compensation for Servicing Shareholder Accounts. The Fund
acknowledges that ISI may, from its own resources, compensate its investment representatives for opening accounts, processing investor letters of transmittal and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

                  11. Agency Distribution Agreements. ISI may enter into agency distribution agreements (the "Agency Distribution Agreements") with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the NASD, who may wish to act as a transmitting broker in connection with the proposed offering. All Agency Distribution Agreements shall be in substantially the form of the agreement attached hereto as Exhibit "A". For processing Fund shareholders' redemption orders, responding to the inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and ISI, ISI may, from its own resources, compensate each such transmitting broker for such services.

                  12. Non-Exclusivity. The services of ISI to the Fund are not to be deemed exclusive and ISI shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of ISI may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of ISI to the extent permitted by law; and that directors, officers and employees of ISI are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

                  13. Term and Approval. This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

                           (a) (i) by the Fund's Board of Directors or (ii) by
the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and

                           (b) by the affirmative vote of a majority of the
Directors who are not "interested persons" of the Fund (as defined in the 1940
Act) and do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

                  14. Termination. This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities

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(as defined in the 1940 Act) or (iv) by ISI. The notice provided for herein may be waived by each party. This Agreement shall automatically terminate in the event of its assignment (as the term is defined in the 1940 Act).

                  15. Liability. In the performance of its duties hereunder, ISI shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or gross negligence on the part of ISI or reckless disregard by ISI of its duties under this Agreement.

                  16. Notices. Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that the address of both ISI and the Fund for this purpose shall be 717 Fifth Avenue, New York, New York 10022.

                  17. Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.


[SEAL]                                  ISI STRATEGY  FUND, INC.


Attest:__________________               By _____________________________________
                                           Title:



[SEAL]                                  INTERNATIONAL STRATEGY & INVESTMENT
                                        GROUP INC.


Attest:__________________               By _____________________________________
                                           Title: